Form N-SAR
Sub-Item  77M
Mergers
Janus Balanced Fund
Janus Enterprise Fund
Janus Global Technology Fund
Janus Growth and Income Fund
Janus Olympus Fund
Janus Overseas Fund
Janus Venture Fund
2-34393, 811-1879


On April 24, 2003 the above-referenced funds were the surviving funds in the reorganizations. All of the assets and liabilities of Berger Balanced Fund, Berger Mid Cap Growth Fund, Berger Information Technology Fund, Berger Large Cap Growth Fund, Berger Growth Fund, Berger International Fund and Berger Small Company Growth Fund were transferred to Janus Balanced Fund, Janus Enterprise Fund, Janus Global Technology Fund, Janus Growth and Income Fund, Janus Olympus Fund, Janus Overseas Fund and Janus Venture Fund, respectively. The circumstances and details of the merger are contained in the January 17, 2003 SEC Filing, Conformed Submission Type N-14/A, accession number 0000950134-03-000725 and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.